(Official 25 peseta stamp & stamps of the Notary's office)

POWER OF ATTORNEY

NUMBER NINE HUNDRED AND THIRTY-FIVE.

In Santander, my place of residence, this twenty-sixth day of March nineteen hundred and ninety-nine. -

Before me, JOSÉ MARÍA DE PRADA DÍEZ, Notary, a member of the Official Association of Notaries of Burgos -

HEREBY APPEARS

LUIS LAITA DE MIER, of legal age, married, employed, resident in Santander, Paseo de Pereda number twelve, and holder of National Identity Document number 13.469.573.- -

The aforementioned participates in this act in his capacity as an authorized officer representing BANCO SANTANDER, S.A., previously Banco de Santander, Sociedad Anónima de Crédito, resident in this city in Paseo de Pereda, numbers nine to twelve, incorporated by a deed authorized by the Notary of Santander Mr. Ignacio Pérez on January 14th 1875 and modified by subsequent deeds, recorded in book 83, folio 1, page 9, registration 5519 and holder of Fiscal Identification Code A-39000013.- -

The change of name and the adaptation of the By-laws are set forth in a deed witnessed by me dated June eighth nineteen hundred and ninety-two, recorded in the Mercantile Register of this province in volume 448 in the general section of files, folio 1, page number 1960, adaptation registration 1. The aforementioned deed states that the Executive Committee continues in force and without any variation whatsoever, as well as the delegations of authority and powers granted by the Board of Directors and the Executive Committee during the time that the previous by-laws were in force.- -

The Executive Committee was created by the Board of Directors, which also designated its members and delegated to it permanently part of the powers of the Board of Directors in a deed authorized by the Notary of Santander Mr. Mariano Lozano Díaz on September 28th 1978, which was recorded in book 83, folio 53, page 9, registration number 5580.- -

From such deed I transcribe below the particulars applicable to this execution:- -

"One. An Executive Committee has been created consisting of a minimum of five members and a maximum of ten, all of whom shall be elected to or relieved from office by the Board of Directors from among its members, with the exception of the Chairman, who by express provision of the corporate By-laws shall always be the Chairman of the Board of Directors of the Bank.- - - - - - - - - - - - - - - - - - - -

Two. The Executive Committee shall hold an ordinary meeting whenever so ordered by its Chairman. For resolutions to be adopted, a minimum vote of half

DIANA WEBB DAVIES
MARTINEZ CAMPOS, 26
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